Exhibit 99.1

Knight Therapeutics and Jaguar Health
Announce Strategic Partnership

Knight receives license to Mytesi® and related products in Canada and Israel

MONTREAL, QC, and SAN FRANCISCO, CA September 24, 2018 — Knight Therapeutics Inc. (TSX: GUD) (“Knight”), a Canadian-based specialty pharmaceutical company focused on acquiring, in-licensing, selling and marketing innovative prescription and over-the-counter pharmaceutical products, and Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, today announced that they have entered into a Distribution, License and Supply Agreement (the Agreement) that grants Knight the exclusive right to commercialize Mytesi® (crofelemer 125 mg delayed-release tablets) and related products in Canada and Israel and a right of first negotiation to commercialize Mytesi and related products in specified Latin American countries.

Mytesi is an FDA-approved product in the U.S. indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Jaguar is also pursuing possible follow-on indications for Mytesi in cancer therapy-related diarrhea (CTD), an important supportive care indication for patients undergoing cancer treatment; for rare disease indications for infants and children with congenital diarrheal disorders and short bowel syndrome (SBS); for irritable bowel syndrome (IBS); for supportive care for inflammatory bowel disease (IBD); and as a second-generation anti-secretory agent for use in cholera patients.

Under the terms of the Agreement, Knight will be responsible for all regulatory and commercial activities for Mytesi and related products in the licensed territories. Upon achievement of certain regulatory and sales milestones defined in the Agreement, Jaguar may receive payments from Knight Therapeutics in an aggregate amount of up to USD $18,019,743 (based on September 23, 2018 USD-CAD exchange rates) payable throughout the initial 15-year term of the Agreement.

“We are pleased to enter into this strategic transaction with Jaguar for Mytesi,” said Jonathan Ross Goodman, Chief Executive Officer of Knight.” Mytesi will strengthen Knight’s portfolio of GI products and will be an important treatment option for Canadian and Israeli patients, if Mytesi is approved in these markets.  We are excited to support Jaguar as they seek to develop Mytesi for follow-on indications such as cancer therapy-related diarrhea.”

“Our collaboration with Knight is an important step towards unlocking value and making our products available in global markets,” said Lisa Conte, president and chief executive officer of Jaguar. “The Knight team is highly experienced and has a strong track record of successful partnerships.”

About Mytesi

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Knight Therapeutics Inc.

Knight Therapeutics Inc., headquartered in Montreal, Canada, is a specialty pharmaceutical company focused on acquiring or in-licensing innovative pharmaceutical products for the Canadian and select international markets. Knight Therapeutics Inc.’s shares trade on TSX under the symbol GUD. For more information about Knight Therapeutics Inc., please visit the company’s web site at www.gudknight.com or www.sedar.com.

Jaguar Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding possible follow-on indications for Mytesi, milestone payments that Jaguar may receive from Knight Therapeutics, and the potential for Mytesi to receive marketing approval in Canada, Israel or any Latin American countries. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Knight Forward-Looking Statement

This document contains forward-looking statements for Knight Therapeutics Inc. and its subsidiaries. These forward-looking statements, by their nature, necessarily involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Knight Therapeutics Inc. considers the assumptions on which these forward-looking statements are based to be reasonable at the time they were prepared, but cautions the reader that these assumptions regarding future events, many of which are beyond the control of Knight Therapeutics Inc. and its subsidiaries, may ultimately prove to be incorrect. Factors and risks, which could cause actual results to differ materially from current expectations are discussed in Knight Therapeutics Inc.’s Annual Report and in Knight Therapeutics Inc.’s Annual Information Form for the year ended December 31, 2017. Knight Therapeutics Inc. disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information or future events, except as required by law.

CONTACTS:

Jaguar Health Contact
Peter Hodge
Senior Director of Investor Relations & Special Events
phodge@jaguar.health

Knight Therapeutics Inc. Contact:
Samira Sakhia
President & Chief Financial Officer
T: 514-678-8930
F: 514-481-4116
info@gudknight.com
www.gudknight.com